
Cardinal Ethanol News
Fueling energy independence.

February 2020

What's Going on in the Industry?

President Trump signed Phase I of the trade agreement with China on January 15, 2020. This Phase includes a commitment by China to purchase agricultural products from the United States over the next two years, which does include both ethanol and distiller's grains. What does this mean for Cardinal and the ethanol industry? It's a step in the right direction, but there is still more work to be done as significant constraints continue to present themselves in the ethanol and distillers' grain markets both domestically and with international exports.

In more positive news for the ethanol industry, the United States House of Representatives and Senate passed the U.S.-Mexico-Canada agreement (USMCA). This agreement helps to solidify pathways for both ethanol and Distiller's Grains export markets for the United States. Canada is an export market for U.S. ethanol while Mexico continues to be a large buyer of U.S. dried distiller's grains. The USMCA has potential to help increase those export markets, which is an encouraging step for Cardinal and the ethanol industry. This agreement is not only a positive movement for the ethanol industry, but for our farmers and producers as well.

Summary from the Annual Meeting

Two incumbent directors, Tom Chronister and Steven Snider were elected to serve an additional three-year term. Danny Huston was also elected to serve on the Board of Directors. The members also approved the endorsement of the compensation of our executive officers.

For the calendar year, for tax purposes, ordinary income came out to $492 per unit. This is the amount that was reported to you on your K-1 mailed at the end of January.

Jeff Painter, CEO reported on Cardinal's perseverance through a tough year and celebrated improved efficiencies including moisture adjusted yield, BTU/gal and ethanol gallons produced. Jeff also summarized major capital projects that are planned for the upcoming fiscal year. Jeff touched on the trading division and the logistics and financial information specific to soybeans. Bill Dartt, CFO, reported on the financials for FY 2019 and the First Quarter of 2020. Bill gave a summary of the comparative Income Statements, Balance Sheets, and Statements of Cash Flow. Bill reviewed net income (loss) per unit, working capital, distributions paid and share value per

unit since inception. Bill also discussed market conditions and the negative effect ethanol and corn prices have had on margins.

After the operations and financial discussion, Rob Davis entertained questions of the members.

Ceanne Bales, Executive Director of the Randolph County Economic Development gave a presentation on the history of Cardinal Ethanol coming to Randolph County and the importance of rural economic development.

Rob Davis, Chairman of the Board, called for a motion to adjourn the meeting at 7:30 p.m.

Distributions

At the February 18th meeting, the Board approved a distribution in the amount of $150 per unit for holders of record at the close of business on that date. This distribution will be paid by the end of February. Remember to keep us updated with your current contact information so that we can get your money to you. Also, please be mindful of checking the website and/or SEC website to find out if distributions have been declared before calling our office. When you call our office with any investor related questions, please ask to speak with Bill Dartt or Ashleigh Lawrence.

Quarter Ended December 31, 2019 Financial Results

Below are the condensed income statements and balance sheets from our quarterly report filed on Form 10-Q for the quarter ended December 31, 2019. Some of the highlights and key information from the quarter include:

- Net income was approximately $1.6 million or about $112 per unit for the quarter ended December 31, 2019.
- We experienced an increase in ethanol gallons sold for the quarter ended December 31, 2019 as compared to the same period in 2018 resulting primarily from increased ethanol production rates.
- The average price per gallon of ethanol sold for the quarter ended December 31, 2019 was approximately 23% higher than the average price for the same period in 2018, resulting primarily from some ethanol plants curtailing production due to the low operating margins in October and November of 2019. However, when operating margins improved, ethanol production picked back up, having a negative effect on ethanol prices in December 2019.
- We experienced an increase in DDGS sold for the quarter ended December 31, 2019 as compared to the same period in 2018.

- DDGS prices were up approximately 4% for the quarter ended December 31, 2019 compared to the same period in 2018 due primarily to a seasonal increase in demand.
- We experienced an increase in corn oil sold for the quarter ended December 31, 2019 as compared to the same period in 2018 resulting primarily from increased corn oil production.
- Corn oil prices were approximately 4% lower for the quarter ended December 31, 2019 as compared to fiscal year 2018 due primarily to a surplus of corn oil in the market.
- Our revenues from soybean sales decreased in the quarter ended December 31, 2019 as compared to the same period in 2018. This decrease is primarily a result of a decrease in bushels sold of approximately 24%. This decrease is primarily due to a smaller soybean carryout for the quarter ended December 31, 2019.
- Soybean prices were approximately 12% higher for the quarter ended December 31, 2019 as compared to the same period in 2018, primarily due to the news in December 2019 of a potential trade deal with China that could increase demand for agricultural products.
- We used approximately 11% more bushels of corn to produce our ethanol, distillers' grain and corn oil in the quarter ended December 31, 2019 compared to the same period in 2018 due primarily to higher production rates.
- Corn prices increased 8% for the quarter ended December 31, 2019 compared to the same period in 2018, primarily due to concerns regarding the crop condition caused by substandard spring planting and unfavorable growing conditions.
- We used approximately 7% more natural gas for the quarter ended December 31, 2019 as compared with the same period in 2018, resulting primarily from increased ethanol production.
- During the quarter ended December 31, 2019, our costs associated with the procurement of soybeans were about 3% higher compared to the same period in 2018 primarily due to substandard spring planting and unfavorable growing conditions.

1st Quarter 2020 Financial Results *

Statements of Operations (Three Months Ended)

	12/31/2019	12/31/2018
Revenues	$ 63,736,852	$ 50,134,468
Cost of Goods Sold	60,748,808	50,994,861
Gross Profit	2,988,044	(860,393)
Operating Expenses	1,694,742	1,740,777
Operating Income (Loss)	1,293,302	(2,601,170)
Other Income (Expense)	345,458	(68,875)
Net Income (Loss)	$ 1,638,760	$ (2,670,045)
Net Income (Loss) Per Unit	$ 112	$ (183)

Balance Sheets

	12/31/2019	9/30/2018
Assets	$ 154,219,087	$ 137,551,637
Current Liabilities	$ 30,233,128	$ 18,821,283
Long Term Debt	$ 10,068,516	$ 6,451,671
Member's Equity	$ 113,917,443	$ 112,278,683
Total Liabilities & Member's Equity	$ 154,219,087	$ 137,551,637
Book Value Per Share	$ 7,799	$ 7,687

More detailed financials and financial footnotes, along with other information, can be found in our quarterly and annual reports filed with the Securities Exchange Commission (SEC). These are available by linking from our website to the SEC website; simply click on "Investors" then "SEC Info". Please call our office if you need any assistance in obtaining or understanding the reports.

*This information has been derived from the audited Financial Statements and accompanying notes included in our Annual Report on Form 10-K available at the SEC's website at: www.sec.gov. You can also access the Annual and Quarterly Reports at Cardinal's website: www.cardinalethanol.com.

Cardinal's Biggest Assets

This quarter's employee spotlight is on our 10-year and 5-year anniversary employees.

Pictured below are a special group of 10-year anniversary employees that join an additional 15 Cardinal employees that have been with us for 10+ years. From left to right, these employees are: Deryl Wilson, Kenney Tackett, Brian White, Mike Dahlstrom, Bill Dartt, Rob Bowen, and Andrew Hedge. These employees work in all different facets of the business. Deryl Wilson is a hard-working grain merchandiser for our Procurement team. Brian and Mike work tirelessly on our Commodity Handling team, Kenney holds the position of a Shift Supervisor with our Process team, Bill Dartt is our Chief Financial Officer, Rob Bowen is our procurement specialist, and Andrew Hedge, who has become proficient in many areas at Cardinal, now resides with our Maintenance Team.







Pictured to the right are another fine group of 5-year anniversary employees whom have accomplished great feats in their duration at Cardinal thus far. From left to right, these employees are: Jared Sears, Kyle Cook, Brian McEldowney and Casey Bruns. Jared Sears is a true asset to our Commodity Handling Team as is Kyle Cook to our Process team. Brian McEldowney began his career at Cardinal as a Maintenance technician and has recently become our Maintenance Manager. Casey Bruns began his career at Cardinal as a grain merchandiser and has recently become our Commodity Manager.



We truly value the longevity that each of our employees commits to Cardinal, along with their hard work and dedication that they show each day. We, at Cardinal, are very blessed with such great employees.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS:

This communication contains forward looking statements regarding future events, future business operations or other future prospects. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. Cardinal Ethanol disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events or otherwise. Certain of these risk and uncertainties are described in our filings with the SEC which are available at the SEC's website at www.sec.gov.



Scholarship Program

The American Coalition for Ethanol (ACE) is pleased to notify you that we will be awarding three $1,000 scholarships to employees and dependents of employees and shareholders of ACE ***Ethanol Producer*****,** ***Voting,*** *and* ***Associate*** *member companies and organizations in good standing.*

Who is Eligible to Apply?

- Employees or shareholders, spouses of employees or shareholders, or dependent children age 24 and under of employees or shareholders, of an Associate, Voting, or Ethanol Producer member of ACE are eligible.
- Employees must be employed a minimum of one year as of the application deadline date.
- Applicants must be high school seniors or graduates who plan to enroll, or students who are already enrolled, in a full-time undergraduate course of study at an accredited two- or four-year college or university, or vocational-technical school for an entire upcoming academic year.

The program is administered by Scholarship America, a national nonprofit student aid service organization. All applications must be sent to Scholarship America, as noted on the application.

The deadline for application is **April 2**. All entries must be postmarked by that date. Winners will be notified by Scholarship America the week of **May 4**.

Please make all eligible employees aware of this terrific opportunity available to them through your company's membership in ACE. You may share and distribute copies of the application to other employees and shareholders of your company.

Thank you for your continued support of the ethanol industry, and best of luck to all applicants.

Contact Shannon Gustafson at sgustafson@ethanol.org or 605-334-0093 if you have any questions.

2019 Scholarship Recipients

ANNOUNCEMENT



PHOTO: (L to R) Megan Wheeland, Courtney Geraets, Jennifer Johnson

Thank you for your membership with ACE!